December 11, 1998
Bryan Green
67 Montalt Road
Cheylesmore, Coventry, CV3 5LS
United Kingdom

Dear Bryan:

The Board of Directors of Bioanalytical Systems, Inc. (the "Company") has approved the grant of non-qualified stock options to certain key members of its management team. This letter will serve as notice of the grant to you, effective as of December 11, 1998 (the "date of grant"), of an option to purchase (the "Option") 2000 of the Common Shares of the Company (the "Option Shares") on the terms and conditions set forth herein, and upon your execution and delivery to the Company of the copy of this letter included herein will constitute our agreement as to those terms. This Option has not been granted under the terms of the USA Company's employee stock option plans, and is not a "qualified" stock option as defined by the U.S. Internal Revenue service. You are urged to consult with your tax advisors concerning the tax effect of the grant and exercise of this Option.

1.	OPTION PRICE. The purchase price of the Option Shares is $4.25 per share (the "Option Price").

2.
MEDIUM AND TIME OF PAYMENT. You must pay the Option Price with respect to the Option Shares being purchased at the time you exercise the Option. The Option Price may be paid either (a) in cash; (b) by certified check or by bank cashier's check; (c) if you can do so without violating Section 16(b) of the Securities Exchange Act of 1934, through the tender to the Company of outstanding Common Shares or through the withholding and surrender to the Company of Option Shares being purchased, which shall be valued, for purposes of determining the extent to which the purchase price has been paid, at the fair market value of the Common Shares on the date of exercise of the Option; or (d) or by a combination of (a), (b) or (c).

3.
TERM AND EXERCISABILITY OF OPTIONS. The Option is effective immediately upon your acceptance of this letter and may be exercised in full or in part at any time and from time to time until the Option expires or is earlier terminated under the provisions herein. The Option will be considered to have been effectively exercised only upon delivery to the Company of the Option Price and a "Notice of Exercise" in the form attached hereto, and the satisfaction of all other conditions described in this letter. The Option shall expire as to all unexercised Option Shares at the close of business on the tenth anniversary of the date of this letter (or on the next business day if that date is a Saturday, Sunday or holiday).

765.463.4527
FAX 765.497.1102
BIOANAI_YTICAL
SYSTEMS, INC

4.
CESSATION OF SERVICE WITH THE COMPANY. In the event you cease to serve as an employee of the Company or any of its subsidiaries, this Option shall terminate immediately upon termination of employment as to any unexercised Option Shares; provided, however, that if termination of employment is due to retirement with the consent of the Company or is due to permanent and total disability, you shall have the right to exercise the Option with respect to the Common Shares for which it could have been exercised on the effective date of termination of employment at any time within three months after the termination date, if termination is due to retirement with the consent of the Company, or at anytime within 12 months after termination date, if termination is due to permanent and total disability. In the event of your death while serving as an employee of the Company or any of its subsidiaries, your personal representative shall have the right to exercise this Option with respect to the Common Shares for which it could have been exercised on the date of your death, at any time within 12 months following tne date of your death. Whether termination is a retirement: with the consent of the Company or due to permanent and total disability, and whether an authorized leave of absence or absence on military or government service shall be deemed to constitute termination of employment for the purposes of this Option, shall be determined by the Board of Directors in its sole discretion, which determination shall be final and conclusive.

5.
RECAPITALIZATION. The number of Option Shares and the Option Price each shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares of the Company, the payment of a share dividend, a share split or other increase or decrease in the outstanding Common Shares effected without receipt of consideration by the Company (including an increase or decrease effected as a part of the Recapitalization of the Company, as defined herein). In the event that there shall be a recapitalization or reorganization of the Company or a reclassification of its outstanding shares (each a "Recapitalization") as a result of which other shares (the New Shares") are issued in exchange for Common Shares, then there shall be substituted for the Option Shares then issuable hereunder that number of New Shares into which those Option Shares would have been converted had they been outstanding at the effective date of the Recapitalization.

6.
MERGER/DISSOLUTION. If the Company shall enter into any agreement of 'merger or consolidation (whether or not it shall be the surviving entity thereunder), the Company shall have the right to terminate this Option as of any date specified in a written notice given to you not less than 30 days prior to the termination date. If the merger or consolidation described in that notice is not consummated within 180 days following the termination date of this Option specified in the notice, this Option thereafter shall be deemed to have been continuously in effect since the date hereof. In the event of the sale of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to shareholders in liquidation of the Company, the Company shall give you 30 days prior written notice specifying record date for the purpose of determining the shareholders entitled to participate in that distribution and this Option shall expire as to all Option Shares that remain unexercised as of the date of that distribution.

7.
NONASSIGNABILITY. This option is not assignable or transferable except by will or under the laws of descent and distribution. During your lifetime, this Option shall be exercisable only by you (or if you become incapacitated, by your legal guardian or attorney-in-fact).

8.
ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES LAWS. The Company may postpone the issuance and delivery of certificates representing Common Shares until (a) the admission of such shares to listing on any exchange on which shares of the Company of the same class are then listed and (b) the completion of any requirements for registration or other qualification of the shares under any state or. Federal law, rule or regulation or the rules and regulations of any exchange upon which the common Shares are traded as the Company shall determine to be necessary or advisable. The Company shall use its reasonable commercial efforts to complete any required registration or other qualification. You have no right to require the Company to register the Common Shares acquired upon the exercise of this Option under federal or state securities laws. As a condition to the effective exercise of this Option you may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to determine whether registration or qualification of those shares is required in connection with that transaction.

9.
RIGHTS AS A SHAREHOLDER, You shall have no rights as a shareholder with respect to Common Shares subject to this Option until the date of issuance of a certificate to you, A certificate will not be issued until you have exercised the Option, fully paid for the Common Shares acquired thereby and satisfied all other conditions described in this letter. No adjustment will be made for dividends or other rights for which the record date is prior to the date a certificate is issued.

10.	NO OBLIGATION TO EXERCISE OPTION. The grant of this Option imposes no obligation upon you to exercise the Option.

11.
NO OBLIGATION TO CONTINUE EMPLOYMENT. The grant of this Option to you does not constitute any contract of employment between you and the Company, and does not impose any obligation on the Company to continue your employment.

12.
WITHHOLDINGS. As a condition to the effective exercise of this Option, the Company may right to require you to remit to the Company amounts sufficient to satisfy any applicable withholding requirements set forth in the Internal Revenue Code of 1986, as amended, or under state or local law relating to the Option. The Company shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

13.
POWER AND AUTHORITY. The Board of Directors shall have the full power and authority to take all actions and make all determinations required or provided for under the terms of this Option; to interpret and construe the provisions of this letter, which interpretation or construction shall be final, conclusive and binding on the Company and you; and to take any and all other actions and make any and all other determinations not inconsistent with the specific terms and provisions of this letter which the Board of Directors deems necessary or appropriate.

Please acknowledge your receipt of this letter and your agreement to the terms set forth herein by signing and returning the copy enclosed for that purpose.

Very Truly Yours,

/s/ Peter T. Kissinger
Peter T. Kissinger
President

Accepted and agreed to:

Date: __________________________________